CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-171002 on Form N-14 of our reports dated October 30, 2010, relating to the financial statements and financial highlights of BlackRock Senior Floating Rate Fund, Inc. and BlackRock Senior Floating Rate Fund II, Inc. (each a “Fund”) and Master Senior Floating Rate LLC appearing in the Annual Report on each of the Fund’s respective Form N-CSR for the year ended August 31, 2010. We also consent to the references to us under the headings “Other Service Providers – Independent Registered Public Accounting Firm” and “Form of Agreement and Plan of Reorganization – Representations and Warranties” in the Combined Prospectus/Proxy Statement and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

January 10, 2011